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                                                                EXHIBIT 10.28

                              AMENDED AND RESTATED
                    SYSTEM MAINTENANCE AND SUPPORT AGREEMENT


     This System Maintenance and Support Agreement (the "Agreement") is made effective as of February 1, 1993 by and between Precision Systems, Inc., a Delaware corporation ("PSi"), and Home Shopping Network, Inc., a Delaware corporation ("HSN").

                                  WITNESSETH:

     WHEREAS, PSi and HSN entered into that certain PSi System Maintenance and Support Agreement executed as of July 31, 1992, pursuant to which PSi has provided maintenance and support for the Total Call Processor system and all associated equipment, firmware and software; and

     WHEREAS, PSi and HSN desire to amend and restate the terms of such Maintenance and Support Agreement as provided herein;

     NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

     1.1    Definitions.

     As used in this Agreement, the following terms have the meaning set forth below:

     "Confidential Information" has the meaning specified in Section 9.3.

     "Cost of Performance" means the direct costs for labor and materials incurred by PSi in performing its obligations hereunder (excluding (i) any overhead costs, (ii) any expenses incurred by PSi in causing the Lead Capture System to become operational in accordance with Section 6.1, and (iii) any expenses or other amounts reimbursed or paid by HSN in accordance with the terms of

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this Agreement or any other agreement (such as the Software Development
Agreement).

        "Custom Work Product" means, solely with respect to this Agreement, the resulting software updates, releases, corrections and enhancements, if any (including all functional and technical designs, programs, modules, code, algorithms, flowcharts, data diagrams, documentation and the like) created by PSi after the effective date of this Agreement on behalf of HSN and in the course of rendering Maintenance and Support Services hereunder. Custom Work Product does not include any Third Party Software or any Embedded Software.

        "Documentation" means textual and/or graphical material perceivable directly by humans relating to the computer programs comprising the Software, together with hardware design documentation. Such documentation shall include
(i) documentation describing data flows, data structures and control logic of the computer programs, programmers' notes and all other documentation, as well as hardware design documentation, all of which shall exist in sufficient detail to enable competent programmers to maintain, support, enhance and redesign the System, and (ii) user documentation describing the function and use of the Software in sufficient detail to permit use of the Software, and operating manuals which facilitate operation and use of the System.

        "Documentation Maintenance" means maintenance and updating of the Documentation from time to time during the term hereof (and no less often than every three (3) months) as necessary to reflect modifications or fixes to the System, as well as new releases or updates to the Software to keep the Documentation current.

        "Embedded Software" means pre-existing software owned by PSi or any thirdr party and incorporated or "embedded" into Custom Work Product.

        "Enhancement" means any modification to the System requested by HSN and agreed to by PSi that materially exceeds the level of functionality or performance provided for in the Specifications for the System.

        "Equipment" means computer hardware, telecommunications hardware, peripheral equipment and other equipment included in the System, as described in Exhibit A-1 hereto, and shall include Third Party Equipment and additional equipment acquired by HSN from PSi after the date hereof and added to the System.

        "Fee" means the fee for Maintenance and Support Services payable by HSN in accordance with the terms of Section 4.1 below.

        "Firmware" means microcode imbedded in read-only memory (ROM) included in the System.

        "Lead Capture Subsystem" means the lead capture platform to be developed and installed by PSi as part of the System pursuant to Article VI below. The Lead Capture Subsystem will expand the

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existing System to provide HSN with an operating environment which permits HSN to create and execute lead capture applications. The specifications for the Lead Capture Subsystem are set forth in the Lead Capture Subsystem Specifications attached to the Specifications (Exhibit A) as Annex I. The Lead Capture Subsystem shall be included as part of the System for purposes of this Agreement.

        "Lead Capture Subsystem Specifications" means the specifications for the Lead Capture Subsystem set forth in Annex I to the Specifications (Exhibit
A).

        "Maintenance and Support Services" means all services and materials and supplies to be provided by PSi for the System pursuant to this Agreement, and includes, without limitation, technical advice and assistance, repair and/or replacement of defective Equipment and Software, maintenance and support of Equipment and Software, including Third Party Equipment and Third Party Software, provision of updates and new releases for the Software, when and if made by PSi, and review and evaluation of System modifications. The Maintenance and Support Services to be provided by PSi are specified in Exhibit B hereto. The Maintenance and Support Services will also include Documentation Maintenance.

        "Object Code" means the Software in a form which is directly executable by a computer (i.e., executable code).

        "Prime Rate" means the Prime Rate of Interest, as published in the "Money Rates" column of the Wall Street Journal from time to time (or, if the Wall Street Journal ceases publication of such rate, a similar published rate intended to reflect the base rate on corporate loans posted by a representative sample of the largest U.S. banks).

        "Principal Site" means the principal location at which HSN locates and operates the System, which shall be in the Hillsborough, Pinellas or Pasco counties in Florida.

        "Prior Agreement" means the PSi System Maintenance and Support Agreement dated as of July 31, 1992 between PSi and HSN relating to the maintenance and support of the System.





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        "Remote Site" means any site at which Equipment is located other than the Principal Site.

        "Software" means the computer programs included in the System, in both Source Code and Object Code forms. A complete list of the current Software is set forth on Exhibit A-2. For purposes hereof, Software shall include all Firmware, Third Party Software, Custom Work Product, Embedded Software, and software created after the date hereof by PSi pursuant to the terms of the Software Development Agreement, and, in all cases, shall include both software and firmware in existence on the date hereof and software and firmware hereafter furnished to HSN.

        "Software Development Agreement" means the Software Development Agreement between HSN and PSi dated as of July 31, 1992.

        "Software License Agreement" means the Software License Agreement dated as of July 31, 1992 between PSi and HSN, relating to the Software (as amended pursuant hereto).

        "Source Code" means Documentation and the version of the Software written in higher level computer language(s) which may be read by humans and which may be translated into Object Code form by compiling. Source Code shall be internally documented with programmer's comments in sufficient detail to enable competent computer software programmers to maintain, support, enhance and redesign the Software.

        "Source Code Escrow Agreement" means the Source Code Escrow Agreement between HSN and PSi, dated as of January ___, 1994, pursuant to which PSi has delivered the Source Code, Object Code and Documentation for the System to the Escrow Agent thereunder.

        "Specifications" means the specifications for the System, as set forth in Exhibit A, and as updated from time to time pursuant hereto.

        "System" means the Total Call Processor platform ("TCP") which provides an operating environment which permits HSN to create, execute and maintain various interactive voice response applications, including, without limitation, applications which allow HSN to accept telephone calls and callers to place orders for HSN merchandise, to place orders for pay per view or other services, or to obtain information. With the addition of the Lead Capture Subsystem, the System will also permit HSN to create, execute and maintain lead capture applications in accordance with the functional specifications. The System is described more fully in Exhibit A and is comprised of the Software (including Firmware) and Hardware. The System will also include any Hardware or Software added to the System after the date hereof, including additional ports.

        "Third Party Equipment" means computer hardware and related equipment included in the System which is fabricated or supplied by third parties, as identified in Exhibit A-3.





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     "Third Party Software" means the computer software programs included in the System which are not owned by PSi but are supplied to HSN under license from a third party to PSi, as identified in Exhibit A-4.

        "Warranty Period" means the period during which new ports or Equipment added after the date hereof shall continue under warranty for purposes hereof. The Warranty Period with respect to Equipment will be one (1) year from the date of installation of the Equipment, unless the manufacturer or supplier of Third Party Equipment provides a longer warranty period for such Equipment, in which case the Warranty Period will be extended as long as the third party manufacturer's (or supplier's) warranty continues, or (ii) PSi offers a longer warranty on the same or similar equipment to any other customer, in which case the Warranty Period will be equal to the warranty offered to such other customer.


                                   ARTICLE II

                               TECHNICAL SUPPORT

          2.1    Maintenance and Support Services.

     In consideration of payment by HSN of the fee specified in Section 4.1 during the term of this Agreement, PSi will provide Maintenance and Support Services specified in Exhibit B and in accordance with the terms hereof. In order to facilitate the provision of such services, PSi will maintain a Technical Service Center in accordance with the provisions of Exhibit B.

          2.2     Excluded Services.

     PSi's maintenance and support obligations pursuant to this Agreement do not include the following:

        (a) Any maintenance and support services for equipment or software that is not part of the System. Without limiting the generality of the foregoing, PSi is not responsible for maintenance and repair of the software or hardware for PC-based VRU systems owned by HSN.




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



            (b) Repair of damage resulting from any of the following: neglect, misuse or improper operation of the System by HSN or by persons not authorized by PSi, the introduction of any software virus by HSN, failure to provide appropriate operating facilities or environment as required by Exhibit C (Client Responsibilities) fire, lightning, water damage, loss of power, fluctuation of power beyond the tolerances specified in Exhibit C (Client Responsibilities), or modifications or repairs to the System performed by persons not authorized by PSi.

            (c) Any services which constitute Enhancements to the System (as defined in Section 1.1). Any such services would be rendered pursuant to the Software Development Agreement as contemplated by Section 2.4(a) below. However, it is understood and agreed that, if PSi does make any Enhancements to the System pursuant to the Software Development Agreement or other agreement between the parties, the hardware and software added to the System in connection with such Enhancements will be considered Hardware and Software for purposes of this Agreement, and PSi will be required to maintain such Hardware and Software in accordance with the terms of this Agreement.

          2.3    Third Party Equipment and Software.

          PSi may from time to time subcontract its maintenance and support obligations with respect to Third Party Equipment and Third Party Software to qualified third party vendors of such services, and HSN hereby consents thereto. PSi shall supervise and coordinate the provision of Maintenance and Support Services by any such subcontractors. Any costs of such maintenance and support services provided by subcontractors (including, without limitation, license fees, rental fees and maintenance and support or other service fees payable to such third party vendors) will be borne solely by PSi and will not be subject to reimbursement by HSN. PSi has provided HSN with a true, correct and complete list of the names and addresses of all such third party vendors currently providing such services, and will promptly provide the names and addresses of any such third party vendors hereafter engaged by PSi to provide such services to support PSi's performance hereunder; provided, however, that PSi shall not be required to list (or hereafter to provide information with respect to) any such vendor if payments to that vendor relating to HSN work over the preceding twelve (12) month period did not exceed $10,000, and payments to that vendor during the next succeeding twelve (12) month period cannot reasonably be expected to exceed $10,000. Upon termination of this Agreement for any reason (other than termination pursuant to Section 3.2(b)(ii) below as a result of a material breach of this Agreement by HSN) or delivery of Source Code to HSN in accordance with the terms hereof, at the written request of HSN, PSi will promptly cause all license agreements, leases, maintenance and support agreements and other service agreements with third party vendors relating to the System to be assigned to HSN, to the extent such agreements are assignable. In the event of any such assignments, PSi reserves the right to collect from such third parties a refund of any prepaid fees to which PSi may be entitled pursuant to such agreements.





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         2.4    Additional Services.

        (a) Additional Development Services. PSi and HSN may, from time to time, agree that PSi will provide services and materials outside of the scope
of the Maintenance and Support Services provided for hereunder.   For example,
such services and materials could include additional site preparation, development of new software or firmware, or other Enhancements to the System. Any such services and materials will be provided in accordance with, and subject to the terms and conditions of, the Software Development Agreement.

        (b) Additional Maintenance and Support Services. In the event that the System suffers any damage resulting from any of the causes identified in
Section 2.2(b) above (the repair of which is excluded from PSi's maintenance and support obligations hereunder in accordance with the provisions of Section 2.2(b)), then PSi agrees that it will furnish HSN with any and all assistance required in an effort to repair such damage as quickly as possible and in an effort to restore the System to normal working order, including, without limitation, coordination and supervision of third-party vendors required in an effort to effect such repairs. PSi shall be entitled to be reimbursed for any services rendered by it pursuant to this Section 2.4(b) at a rate equal to the lesser of (i) PSi's then-current published rates for such services, or (ii) $100 per hour.


                                  ARTICLE III

                              TERM AND TERMINATION

         3.1    Term.

        (a) Initial Term. The initial term of this Agreement shall commence effective as of February 1, 1993 and shall continue through December 31, 1994.

        (b) Automatic Renewal for Additional One-Year Terms. Upon expiration of the initial term provided for in Section 3.1(a) above, this Agreement shall thereafter automatically renew for up to four (4) successive terms of one (1) year each, unless (i) notice of non-renewal is given by one of the parties pursuant





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to Section 3.2(a)(i) or 3.2(b)(i) below; or (ii) HSN elects to extend the term hereof for an additional term of either three years or five years pursuant to
Section 3.1(c) below.

            (c)    Election to Extend for Additional Three-Year or Five Year
                   Term.

     Subject to PSi's right to terminate this Agreement upon expiration of the initial term as set forth in Section 3.2(b)(i) below (and in lieu of the automatic extension of the term hereof for one or more additional one year terms pursuant to Section 3.1(b) above), HSN shall have the option to renew this Agreement for an additional term of either (i) three (3) years, beginning January 1, 1995 and ending December 31, 1997; or (ii) five (5) years, beginning January 1, 1995 and ending December 31, 1999. Such option must be exercised by HSN, if at all, on or before September 30, 1994 by delivery of written notice to PSi by HSN, which notice shall specify the period of the extended term. Failure by HSN to provide such notice of its exercise of the option to renew this Agreement pursuant to this Section 3.1(c) shall constitute, on the part of HSN, an election to allow this Agreement to automatically renew in accordance with the provisions of Section 3.1(b), unless HSN has given written notice of an election not to renew this Agreement in accordance with Section 3.2(a). Except for the new term as governed by the option to renew and the adjustment to the Maintenance and Support Fees provided for in Section 4.1(a), such renewal shall be on the same terms and conditions as set forth in this Agreement.

     3.2    Termination.

            (a) Termination by HSN. This Agreement may be terminated by HSN as follows:

                   (i) Election Not to Renew. This Agreement may be terminated by HSN at the end of the initial term specified in Section 3.1(a) or at the end of any subsequent one (1) year renewal term provided for in Section 3.1(b), for any reason. Such termination pursuant to this Section 3.2(a)(i) shall be effected by delivery of written notice of non-renewal to PSi at least ninety (90) days prior to the end of the initial term or any additional one-year renewal term.

                   (ii) Termination Upon Event of Default. HSN may terminate this Agreement at any time, by providing written notice of termination to PSi upon the occurrence of one of the following Events of
Default:

                           (1) The Arbitrator provided for in Section 5.2 determines that an Event of Default exists with respect to PSi's performance of its obligations to provide Maintenance and Support Services hereunder; or

                           (2) PSi materially breaches any of its other obligations hereunder (other than the obligation to provide Maintenance and Support Services) and fails to cure such breach within thirty (30) days of receipt of written





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
                                    notice from HSN of the existence of such breach; or

                                    (3)    PSi fails to continue to operate as
                                    a going concern, or refuses to provide, or otherwise ceases to provide, Maintenance and Support Services in accordance with the terms hereof.

                 (b)    Termination by PSi.

                        (i) Election not to Renew. This Agreement may be terminated by PSi at the end of the initial term specified in Section 3.1(a) or at the end of any subsequent automatic one (1) year renewal term provided for in Section 3.1(b) (but PSi shall not have the right to terminate pursuant to this Section 3.2(b)(i) during any three year or five year term extension elected by HSN pursuant to Section 3.1(c)); provided, that PSi's documented Cost of Performance of its obligations under this Agreement over a running twelve (12) month period has exceeded the amount of the Fees paid hereunder during such twelve (12) month period; provided, further, that PSi has satisfied the conditions specified below in this Section 3.2(b)(i). Such termination pursuant to this Section 3.2(b)(i) shall be effected by delivery of written notice of non-renewal to HSN at least ninety (90) days prior to the end of the initial term specified in Section 3.1(a) or the end of any automatic one-year renewal period provided for in Section 3.1(b).

                                    (1)    PSi's right to terminate
                                    pursuant to this Section 3.2(b)(i) is
                                    subject to the obligation  of PSi to:

                                      (aa)  deliver to HSN a complete and
                                      current copy of all Source Code and Object
                                      Code for the Software, together with all Documentation, and, in accordance with
                                      Section 7.1(a), HSN shall thereafter be
                                      deemed to have a fully-paid, perpetual,
                                      non-exclusive, irrevocable right and
                                      license to use such Source Code and
                                      Documentation to maintain and support
                                      (or to permit





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                                           technically qualified third parties
                                           to maintain and support) the System
                                           and to modify and enhance the
                                           System, but HSN shall not have the
                                           right to develop, nor shall it
                                           develop a new product with the same
                                           or similar functionality or
                                           intended for the same or similar
                                           purposes for sale, lease or
                                           distribution to any third party,

                                           (bb)    make available to HSN, for a
                                           period of up to three (3) months,
                                           qualified personnel of PSi selected
                                           by PSi and reasonably acceptable to
                                           HSN for the purpose of training HSN
                                           personnel (or third party vendors
                                           selected by HSN) in the maintenance,
                                           support, operation and enhancement
                                           of the System and making the HSN
                                           personnel (or the selected third
                                           party vendors) fully and
                                           independently functional with the
                                           Source Code and, if PSi makes its
                                           employees available to HSN as
                                           contemplated by this clause (bb) at
                                           the request of HSN, then HSN will
                                           continue to pay the monthly Fee
                                           provided for in Section 4.1 during
                                           such period,

                                           (cc)    make available to HSN a
                                           complete and accurate list of the
                                           names and last known addresses or
                                           phone numbers of all programming
                                           personnel (including independent
                                           contractors) known to PSi who
                                           designed or wrote any portions of
                                           the Software,

                                           (dd)    at the request of HSN, PSi
                                           will promptly cause all license
                                           agreements, leases, maintenance and
                                           support agreements and other service
                                           agreements with third party vendors
                                           relating to the System to be
                                           assigned to HSN, to the  extent such
                                           agreements are assignable.  In the
                                           event of any such assignments, PSi
                                           reserves the right to collect from
                                           such third parties a refund of any
                                           prepaid fees to which PSi may be
                                           entitled pursuant to such
                                           agreements, and

                                           (ee)    Allow HSN, upon receipt of
                                           notice of termination by PSi
                                           pursuant to this Section 3.2(b)(i),
                                           to cause PSi's outside auditors to
                                           audit the books and records of PSi
                                           in order to confirm that PSi's Cost
                                           of Performance in fact exceeds the
                                           Fees paid hereunder during the
                                           relevant twelve (12) month period, as
                                           contemplated hereunder, and such





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                                         auditors shall provide HSN with a
                                         certificate to such effect.  PSi
                                         shall be required to provide complete
                                         and detailed records as will permit
                                         such auditors to confirm the actual
                                         amount of such Cost of Performance.

                                  (2)    The rights of HSN under this Section
                                  3.2(b)(i) to obtain the Source Code, Object
                                  Code and Documentation from PSi are intended to be in addition to, and not in lieu of, HSN's rights under the Source Code Escrow Agreement or any other agreement between the parties relating to the Source Code, Object Code or Documentation.

         (ii) Breach by HSN. This Agreement may be terminated by PSi, upon delivery of written notice of such termination to HSN, if HSN is in material default with respect to any of its obligations under this Agreement (including the failure to pay PSi the Fee when due in accordance with the terms of this Agreement), and such breach is not cured within thirty (30) days after PSi delivers written notice of such breach to HSN. If HSN fails to pay PSi the Fee when due, such late payment will bear interest at the Prime Rate, plus two percent (2%) per annum, from the date of HSN's receipt of written notice of the breach, until paid.

         3.3 HSN's Rights to Obtain Source Code. HSN's rights to receive the Source Code from escrow shall be as specifically set forth under the terms of the Source Code Escrow Agreement provided for in Article VIII of this Agreement. HSN acknowledges that, in the event of any default by PSi under this Agreement which would not result in a release of the Source Code from escrow under the terms of the Source Code Escrow Agreement, HSN would have adequate remedies for such breach hereunder without recourse to the escrowed Source Code.





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                                   ARTICLE IV

                                      FEES

         4.1    Maintenance and Support Fees.

                (a) Maintenance and Support Fees shall be payable by HSN as follows:

                       (i) For the period beginning on the Effective Date hereof (February 1, 1993) and ending January 31, 1994, HSN shall pay to PSi a Fee, in the amount of Two Hundred Eighty Thousand Dollars ($280,000) per month (that is, $14 per port per month), for the Maintenance and Support Services. For the period beginning February 1, 1994 and ending December 31, 1994, HSN shall pay to PSi a Fee, in the amount of One Hundred Ninety Five Thousand Five Hundred Dollars ($195,500) per month (that is, $9.78 per port per month), for such Maintenance and Support Services.

                       (ii)    In the event that the term hereof is
                       automatically extended beyond December 31, 1994 for one or more additional one year terms pursuant to Section 3.1(b) above, then, during the period beginning January 1, 1995 and ending upon termination of this Agreement, the Fee shall be an amount equal to One Hundred Ninety Five Thousand Five Hundred Dollars ($195,500) per month (that is, $9.78 per port per month) throughout such renewal term (or terms).

                       (iii) In the event that HSN elects to extend the term hereof beyond December 31, 1994 for an additional three
                       (3) year term pursuant to Section 3.1(c)(i) above, then, during the three (3) year period beginning on January 1, 1995 and ending December 31, 1997, the monthly Fee will be an amount equal to One Hundred Fifty Thousand Dollars ($150,000) per month (that is, $7.50 per port per month) throughout such additional three year term. In the event that HSN elects to extend the term hereof beyond December 31, 1994 for an additional five year period pursuant to Section 3.1(c)(ii) above, then, during the five year period beginning January 1, 1995 and ending December 31, 1999, the monthly Fee will be an amount equal to One Hundred Twenty Thousand Dollars ($120,000) per month (that is, $6.00 per port per month) throughout such additional five year term.

The Fee, as specified above in this Section 4.1(a), will not be increased during the initial term or any renewal term provided for hereunder (except as specifically provided in Section 4.1(b) below).





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
        (b) In the event that HSN requests that PSi add any additional ports to the System beyond the 20,016 ports currently in existence and PSi consents thereto, the Fee will be increased by an amount equal to $117.36 per year ($9.78 per month) for each such additional port added to the System; provided, however, that if HSN elects to extend the term hereof beyond December 31, 1994 for an additional three (3) year term pursuant to Section 3.1(c)(i) above, then, during the three (3) year period beginning on January 1, 1995 and ending December 31, 1997, such increase in the monthly Fee will be equal to $7.50 per additional port per month, or $90 per annum, throughout such additional three year term, and if HSN elects to extend the term hereof beyond December 31, 1994 for an additional five year period pursuant to Section 3.1(c)(ii) above, then, during the five year period beginning January 1, 1995 and ending December 31, 1999, such increase in the monthly Fee will be equal to $6.00 per port per month, or $72 per annum, throughout such additional five year term. It is specifically understood and agreed that the ports to be used as a part of the Lead Capture Subsystem are included in the 20,016 ports that are already part of the System, and the completion of the Software relating to the Lead Capture Subsystem will not result in an increase in the Fee. Additionally, it is agreed that any additions to the System (such as Enhancements) that do not result in the addition of any Equipment to the System will not result in any adjustment to the Fee. If Enhancements made to the System do result in the addition of Equipment to the System, the parties will negotiate concerning the effect, if any, that such Enhancements would have on the Fee at the time that the Enhancements are agreed upon by the parties. Notwithstanding the foregoing, no adjustment under this paragraph (b) will be effective with respect to any additional ports added to the System until the Warranty Period with respect to the related additional Equipment expires. It is understood and agreed that the provisions of this Section 4.1(b) are not intended to alter the provisions of
Section 2.2(c) hereof, which confirm that services which constitute Enhancements are excluded from PSi's obligations hereunder and would be rendered at HSN's request, and with PSi's consent, pursuant to the Software Development Agreement.

                 (c) In the event that PSi is required to provide Maintenance and Support Services at a Remote Site, HSN shall reimburse PSi for all direct, out-of-pocket travel related





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
expenses (the "Reimbursable Expenses"), including airfare, hotel, ground transportation and meal expenses. The Reimbursable Expenses shall be reimbursed in accordance with the rules specified in Exhibit K to this Agreement, and all PSi invoices therefor shall include receipts and other supporting documentation.

         4.2     Taxes.

        HSN shall, in addition to the payments specified in Section 4.1, pay or reimburse PSi for all sales, use, transfer or other taxes or duties, whether national, state or local, however designated, which are levied or imposed by reason of the transactions defined in this Agreement; provided, however that HSN shall not be required to pay or reimburse PSi for taxes on the net income of PSi.

         4.3     Payment Terms.

                 HSN shall pay the Fee to PSi on a monthly basis. PSi will invoice between the 1st and 5th day of the month for the Fee for that month, together with any Reimbursable Expenses, payable net thirty (30) days after receipt.

         4.4     "Most Favored Nations" Pricing.

                 (a) PSi agrees that at no time during the term hereof will HSN be required to pay Fees for the Maintenance and Support Services provided hereunder in excess of the fees charged by PSi to any customer for similar products or services or functions (whether such charges to such customer are determined on a per port or other charge basis). In the event that PSi offers to charge a customer lower fees for such similar services or products or functions, the Fee provided for in Section 4.1 shall be reduced to the amount charged to such other customer, retroactive to the date on which such lower amount was first charged to such other customer. In determining whether the amount charged to another customer is less than the Fees provided for hereunder, the Fees payable by HSN should be compared only to those fees received (or to be received) by PSi from such other customer which are attributable to the same or similar products or services or functions furnished to HSN; charges to such other customer that are attributable to products or services or functions which are not similar to those furnished to HSN hereunder shall be excluded and shall not be taken into account. In the event that the provisions of this Section 4.4(a) result in a retroactive reduction in Fees already paid to PSi, the difference between the amounts already paid by HSN after the effective date for such reduction provided for above, over the reduced price provided for above, shall be promptly refunded by PSi within sixty (60) days following receipt of an invoice therefor from HSN (or, at the option of HSN, may be offset by HSN against the Fees payable by HSN under
Section 4.1, as adjusted pursuant to this Section 4.4).

                 (b) PSi will provide a duly executed certificate of PSi's outside auditors, not more than once in any calendar year, after receiving written request for such certificate from HSN, certifying either (i) that PSi has not offered similar products, services or functions to a customer at prices lower than the prices provided for hereunder as contemplated in Section 4.4(a) above, or (ii) advising HSN of the amount of the adjustment to the Fee required in accordance with Section 4.4(a) above. Such certificate shall also be executed by the President of PSi. HSN will only request such certificate in the event that HSN has tangible evidence to believe that PSi has added a new customer, or amended the terms of an existing customer contract, for the same or similar products, services or functions furnished to HSN by PSi.

                                   ARTICLE V

                          WARRANTY AND INDEMNIFICATION

          5.1    Warranty and Limitation of Liability.

        (a) PSi warrants that all parts repaired or replaced and all Equipment furnished to HSN during the term of this Agreement shall be free of defects in manufacture or materials for a period of one (1) year from installation. All services provided by PSi pursuant to this Agreement shall be performed in a good and workmanlike manner. In addition, PSi warrants that each of its employees, agents or representatives assigned to perform hereunder shall have the proper skill, training and background so as to be able to perform in a competent and professional manner, and that all work will be so performed, and performed in a manner that does not unreasonably disrupt HSN's business operations at its premises.

        (b) The warranties set forth in Section 5.1(a) above do not apply to defects that arise from neglect, misuse or improper operation of the System by HSN or by persons not authorized by PSi, power failure, fluctuation of power beyond the tolerances specified in Exhibit C (Client Responsibilities), environmental control failure, failure of equipment that is not part of the System or unauthorized modifications or other causes beyond PSi's control.

        (c) THE WARRANTIES PROVIDED FOR IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING

BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, IF APPLICABLE.

        (d) PSi's liability and HSN's exclusive remedy for breach of the warranties stated in Section 5.1(a) above shall be limited to the repair or replacement of the defective Equipment or repair parts provided by PSi under this Agreement or correction of the problems resulting from inadequate service. In no event shall PSi be liable under this Section 5.1(d) for any indirect, incidental, special, consequential or punitive damages, including loss of profit, revenue, data or use, incurred by HSN or any third party, whether in contract or tort, even if PSi has been advised of the possibility of such damage, except to the extent that any such loss, cost, damage or expense arises from or is attributable to the gross negligence or willful misconduct of PSi. Notwithstanding the foregoing sentence, PSi's liability under this Section 5.1(d) shall not exceed $18,000,000, except in cases of willful misconduct by PSi.

          5.2    Warranty of Performance; Default.

        (a) PSi represents and warrants that the System will conform in all respects to the Specifications for the System set forth in Exhibit A. The parties acknowledge that:

        (i) ISDN support for the MCI Circuits is currently limited to 47B + 1D configuration, while the Specifications require ISDN support in 94B + 2D configuration. HSN has agreed that the failure to provide the required ISDN support for the MCI Circuits in accordance with the Specifications will not be deemed to constitute a breach of the foregoing representation and warranty at the present time. However, PSi agrees that it will submit a high level design for this functionality for HSN's approval by May 1, 1994 and, at the written request of HSN, PSi will thereafter promptly implement such design by making such modifications to the System as are necessary to provide ISDN support for the MCI Circuits in 94B + 2D configuration, in accordance with the Specifications, at the sole cost and expense of PSi, and the failure to do so will constitute a breach of the representation and warranty specified in the first sentence of this Section 5.2(a);

        (ii) The System currently has only a portion of the Enhanced Fail-Over Capability required by the Specifications (that is, in the event of an SCP or SCP-MCP communications link failure, new calls are correctly sent to a functional MCF but, all calls in progress at the time of the Fail-Over are disconnected). However PSi agrees that it will deliver this capability to HSN in accordance with the Specifications, at the sole cost and expense of PSi, and the failure to do so will constitute a breach of the representations and warranties specified in the first sentence of this Section 5.2(a);

        (iii) The System does not currently provide a Process Watcher as required in the Specifications, and the failure to provide the Process Watcher in accordance with the Specifications will not be deemed to constitute a breach of the foregoing representations and warranties at the present time.

However, PSi agrees that it will, as provided in the Specifications, make such modifications to the Software as are necessary to provide the Process Watcher in accordance with the Specifications, at the sole cost and expense of PSi, and the failure to do so will constitute a breach of the representations and warranties specified in the first sentence of this Section 5.2(a);

        (iv) The parties acknowledge and agree that, as of the date of execution of this Agreement, Documentation for all aspects of the Software has not yet been completed, and the failure to complete such documentation will not be deemed to constitute a breach of the foregoing representations and warranties at the present time. However, PSi has agreed that it will complete all such Documentation on or before December 31, 1994. Upon completion of each module of the Documentation, PSi will notify HSN in writing, and will promptly deposit the additional Documentation with the Escrow Agent under the Source Code Escrow Agreement.

        (b) In the event that there exists any Performance Default (as defined in Section 5.2(d) below), then HSN shall provide a written notice to PSi (the "Default Notice") describing the Performance Default, and demanding that a cure be made within thirty (30) days. HSN shall continue to pay the Fees due hereunder during this thirty (30) day cure period.

        In the event that HSN delivers a Default Notice to PSi, the parties shall promptly select an Arbitrator in accordance with the provisions of
Section 5.2(c) below. Such Arbitrator shall determine whether the Performance Default exists. The Arbitrator shall render its decision on the thirty-first
(31st) day from the date on which HSN delivers the Default Notice.

        (i) On the thirtieth (30th) day following PSi's receipt of HSN's Default Notice, if the Performance Default has been cured, the parties shall continue in accordance with the terms of this Agreement. If the Arbitrator determines that the Performance Default still exists, or the Arbitrator is not able to make a determination, the Arbitrator shall deliver to the Escrow Agent under the Escrow Agreement written notice (an "Arbitrator's Performance Default Notice," in the form attached as Exhibit E-1) that an uncured Performance Default exists, directing the Escrow Agent to turn over to HSN such portion of the materials being held by the Escrow Agent (including Source Code and Documentation) as is necessary in the judgment of the Arbitrator to effect a cure (and, if the Arbitrator is unable to determine what portion of such Escrow Materials is required in order to effect a cure, then the Arbitrator shall instruct the Escrow Agent to turn all of such Escrow Materials over to HSN). During days thirty-one (31) through sixty (60) following PSi's receipt of HSN's Default Notice, employees of PSi and HSN shall work together continuously and diligently with the Source Code to attempt to effect a cure to the System. During days thirty-one (31) through sixty (60), HSN shall not be obligated to pay PSi any Fees hereunder or otherwise.

        (ii) If by day sixty (60) the Performance Default is cured, as determined by the Arbitrator, then all Escrow Materials previously delivered to HSN shall be returned to Escrow and the parties shall recommence to perform their respective obligations hereunder. If the parties cannot agree whether a cure has been effected, the arbitration process described in the foregoing paragraph shall again be commenced on day sixty (60), with a decision rendered by the Arbitrator ten (10) days later. If by day sixty (60) the Performance Default is still not cured, as determined by the Arbitrator, then, for purposes of this Agreement (including, without limitation, the provisions of Section 3.2(a)(ii)(1) regarding Termination of this Agreement) and the Source Code Escrow Agreement, an Event of Default shall be deemed to exist with respect to PSi's performance of its obligations to provide Maintenance and Support Services hereunder. The Arbitrator shall thereupon immediately deliver to the Escrow Agent under the Source Code Escrow Agreement written notice (an "Arbitrator's Event of Default Notice," in the form attached hereto as Exhibit E-2) of the existence of such Event of Default with respect to PSi's performance of its obligation to provide Maintenance and Support Services hereunder, directing the Escrow Agent to deliver to HSN all of the Escrow Materials (including, without limitation, the Source Code and Documentation), and PSi shall thereafter continue to work with HSN for an additional sixty (60) days, during which time PSi then shall train HSN individuals (or third party vendors selected by HSN) on the Source Code and the System to make HSN independently functional. During days sixty (60) through one hundred twenty
(120), HSN shall pay PSi for HSN requisitioned training costs in the amount of $100.00 per hour, but HSN will not be required to pay the Fees provided for hereunder. If the last day of any time period falls on Saturday, Sunday or holiday, such time period shall be extended to the next following business day.

        In the case of trouble tickets in existence on the date of execution and delivery of this Agreement (rather than the effective date of this Agreement), such trouble tickets shall be deemed new trouble tickets open on the date of execution of this Agreement (not the effective date), and the cure periods specified in Section 5.2(d) shall not begin to run unless and until notice has been given with respect to such trouble tickets in accordance with the provisions of Section 5.2(d) on or after the date of execution and delivery of this Agreement (not the effective date). Copies of all trouble tickets in existence on the date of execution and delivery of this Agreement have been attached hereto as Exhibit L and a priority has been ascribed on each ticket to the particular trouble which is the subject matter of that ticket.

        (c) Arbitration. All disputes under Section 5.2 concerning the issue of whether the System conforms to the Specifications shall be settled by arbitration in accordance with the provisions of this Section 5.2. All arbitration proceedings hereunder shall be conducted in St. Petersburg, Florida. All such proceedings shall be conducted at a site, date and time
mutually acceptable to the parties.   Arbitration proceedings hereunder shall
be conducted by one (1) arbitrator chosen in the manner specified in this Section. The Arbitrator selected hereunder shall be a partner in a "Big-Six" accounting firm with which neither party has had any dealings within the past five (5) years and shall have a background or training in either computer software or computer systems. The party electing arbitration hereunder (the "Initiating Party") shall notify the other party (the "Responding Party") of such election in writing. Such notice shall include the name of the arbitrator meeting the criteria specified above proposed by the Initiating Party. Within two (2) days of receipt of the notice from the Initiating Party, the Responding Party will notify the Initiating Party either that the Responding Party accepts the arbitrator proposed by the Initiating Party or, alternatively, specifying the name of an arbitrator proposed by the Responding Party. If the parties have not identified a single arbitrator from the arbitrators proposed by each side, then, within two (2) days of the proposal of two arbitrators in accordance with the preceding provisions, the two arbitrators so proposed will select a third arbitrator meeting the criteria specified above, and the arbitrator so selected by the first two arbitrators shall act at the Arbitrator hereunder (the "Arbitrator"). The parties hereto agree to facilitate the arbitration proceeding by making available to each other and to the Arbitrator for inspection and copying necessary documents, books and records directly related to the dispute and those personnel under their control as the Arbitrator shall determine to be relevant to the dispute. Information disclosed during the arbitration proceeding that is confidential or competitively sensitive will be disclosed in confidence to the Arbitrator (who shall agree in writing to maintain such confidence). The costs of any arbitration pursuant hereto will be split equally by the parties.

        (d) Definition of Performance Default. For purposes of this Agreement, a "Performance Default" shall mean:

               (i) the existence of a Priority 1 Defect and the failure of PSi to cure such defect within twenty-four (24) hours of receipt of notice of such defect from HSN. For purposes of this Section 5.2, a "Priority 1 Defect" means (1) any critical problem which causes a reduction of 50% or more in the operational capacity of any application using 500 or more ports; or (2) any Priority 1 Defect or Priority 2 Defect which occurs more than three (3) times in any two (2) consecutive twenty-four (24) hour periods; or, (3) any problem which results in a complete loss of the operational capacity of any application (regardless of the number of ports which such application is using).

               (ii) the existence of a Priority 2 Defect and the failure of PSi to cure such defect within thirty days after receipt of written notice of the defect from HSN. For purposes of this Section 5.2, a "Priority 2" Defect means any other problems (other than a Priority 1 Defect) causing the System to operate in a degraded mode.

               (iii) the existence of a Priority 3 Defect and the failure of PSi to cure such defect within sixty (60) days after receipt of written notice of the defect from HSN. For purposes of this Section 5.2, a "Priority 3" Defect means System operational problems or other nonconformity with System Specifications which do not directly affect System performance.


The Lead Capture Subsystem and Generic Database shall be excluded from the definition of a Priority Defect until after there has been acceptance of the Lead Capture Subsystem and the Generic Database by HSN.


          5.3    Intellectual Property Warranty and Indemnification.

                (a) Warranties by PSi. PSi warrants that it is the (i) sole author or owner by assignment of all works comprising the Software (other than the Third Party Software) and (ii) licensee authorized to use and distribute (as envisioned in this Agreement and the Software License
Agreement) the Third Party Software. PSi warrants that it has and will have full and sufficient rights to grant the licenses granted to HSN herein and in the Software License Agreement, on the terms and conditions set forth herein and in the Software License Agreement. PSi warrants that neither the Equipment nor the Software infringes any patent, copyright, trade secret or other intellectual property right of any third party, and that no claim alleging any such infringement is currently pending or threatened.

                (b) Indemnification by PSi - Infringement of Intellectual Property Rights. PSi shall indemnify, defend and hold harmless HSN against all claims and actions (or threats thereof) asserting that the Software or Equipment infringes any patent, copyright, trademark, trade secret or other intellectual property rights of a third party and PSi will pay all costs (including court costs), damages (including punitive or enhanced damages), and attorney fees awarded by a court of competent jurisdiction arising from or in connection with any such claim. PSi shall bear all expenses of defending HSN against any such claim or proceeding by reason of the alleged infringement. PSi further agrees to submit to personal jurisdiction in any forum in which an action has been brought against HSN on any claim subject to indemnification. PSi shall have no obligation to defend HSN or to pay any such costs, damages, and attorney fees for any claim (i) based upon the combination, operation or use of the Software with any computer code or other information or device (other than the Hardware) not manufactured or supplied by PSi if such infringement would have been avoided by the combination, operation or use of the Software without such code, information or device (unless the Software was combined, used or operated with such code, information or device at the direction of PSi), or (ii) based upon facts or circumstances in existence as of July 31, 1992 (unless PSi had actual knowledge of such facts or circumstances on the date of execution and delivery of this Agreement (not the effective date)).

        (c) Conditions to Indemnification. The foregoing indemnities are conditioned on HSN furnishing to PSi prompt written notice of any known claim or proceeding subject to indemnity. If the facts pertaining to an indemnified loss arise out of the claim of any third party, or if there is any claim against a third party available by virtue of the circumstances of the loss, PSi may assume the defense or prosecution thereof, including the employment of counsel reasonably acceptable to HSN, at the cost and expense of PSi. HSN hereby represents and warrants that, to the best of its knowledge, as of the Effective Date of this Agreement, no such claims are pending or are threatened. HSN shall have the right to participate in the defense of any such action being defended by PSi, but the fees and expenses of counsel employed by HSN shall be HSN's responsibility. PSi shall not be liable for any settlement of any such claim giving rise to indemnification without the prior written approval of PSi, which will not be unreasonably withheld. PSi will not agree to any settlement of a claim which provides for relief other than the payment of monetary damages without HSN's written consent, which will not be unreasonably withheld. HSN will cooperate with PSi in the defense of such claim or proceeding, at the expense of PSi.


                                   ARTICLE VI

                             LEAD CAPTURE SUBSYSTEM

          6.1    Completion of Lead Capture Subsystem.

          The parties acknowledge that, as the date hereof, PSi has not completed development and implementation of the Lead Capture Subsystem. PSi agrees to use its best efforts to complete the implementation of the Lead Capture Subsystem on 2,880 ports of the System on or about March 31, 1994. PSi warrants that, upon completion of such implementation, the Lead Capture Subsystem will conform in all respects to the Lead Capture Subsystem Specifications set forth in Annex I to the Specifications (Exhibit A).

          All costs incurred by PSi in completing the Lead Capture Subsystem (including, without limitation, labor costs, subcontractor costs, and materials) shall be the responsibility of PSi, and HSN will not be responsible for, or be required to reimburse, any such expenses, nor shall such expenses be included in PSi's Cost of Performance.


          6.2    Failure to Complete Lead Capture Subsystem.

          The Fee has been reduced in an amount equal to $40,320, plus applicable tax, per month ($14 per port per month for 2,880 ports), effective for the period beginning on July 1, 1993 through January 31, 1994, and, from and after February 1, 1994, such Fee shall continue to be reduced by an amount equal to $28,166 per month, plus applicable tax ($9.78 per port per month for 2,880 ports) until the Lead Capture Subsystem is completed in accordance with the Lead Capture Subsystem Specifications.

          In the event that PSi fails to complete the Lead Capture Subsystem in accordance with the provisions of Section 6.1 above, the reduction in the Fee provided for in Section 6.1 will continue in effect, and, in addition, PSi will pay to HSN an amount in cash equal to $1,950,000 (which amount the parties agree represents the sole damages that will be suffered by HSN as a result of PSi's failure to complete the Lead Capture Subsystem as required hereunder). Such amount shall be payable by PSi in twelve (12) equal monthly installments over a one year period, beginning July 1, 1994, by offset of such amounts by HSN against the monthly Maintenance and Support Fees payable to PSi hereunder. In the event that this Agreement terminates before all such installments have been paid by offset as contemplated in the preceding sentence, any remaining installments shall become immediately due and payable in full by PSi, in a single lump sum, within thirty (30) days following the date of termination of this Agreement (and such amount shall bear interest at a rate equal to the Prime Rate, plus two percent (2%) per annum from the date of termination of this Agreement until paid in full). The foregoing provisions shall constitute HSN's exclusive remedy for PSi's failure to complete the Lead Capture Subsystem in accordance with Section 6.1, it being understood and agreed that such failure will not be considered a default by PSi for other purposes of this Agreement.

                                  ARTICLE VII

          7.1    Rights to Use Source Code and Object Code.

                 Notwithstanding the provisions of the Software License Agreement, the parties hereby agree as follows:

        (a) In the event that PSi is not maintaining the System in accordance with the terms of this Agreement for any reason (whether as a result of termination of this Agreement, a breach by PSi of its obligations hereunder or otherwise), or HSN otherwise receives a copy of the Source Code pursuant to the terms hereof or the Source Code Escrow Agreement, HSN shall have the right to alter, modify, revise or enhance, or to cause a third party vendor to alter, modify, revise or enhance, the Software for purposes of maintaining, supporting, or enhancing the Software and the System, and HSN will retain title to any such revisions, modifications or enhancements to the Software (provided that HSN shall be entitled to use any such revisions, modifications or enhancements for internal purposes only and not for purposes of sale, lease or any other form of distribution). In addition, upon receipt of the Source Code, as contemplated hereunder, or under the Source Code Escrow Agreement, HSN shall have a non-exclusive, perpetual, irrevocable, fully-paid right and license to use (or to permit third party vendors to use) the Source Code for purposes contemplated under this paragraph (subject to the limitations on use set forth herein). In the event that HSN furnishes Source Code to any third party vendor providing maintenance or support services as contemplated hereunder, HSN will require that such third party vendor execute a confidentiality agreement restricting the use and disclosure of such Source Code.

        (b) HSN shall have the right to make appropriate copies of all Software for backup purposes.

        (c) HSN shall have the right to make an appropriate number of copies of all user documentation included in the Software.

        (d) The Software License Agreement and the various rights and obligations arising thereunder shall inure to the benefit of and be binding upon the parties thereto and their respective successors and assigns. No assignment of HSN's rights under the Software License Agreement shall be made by HSN without the prior written consent of PSi which shall not be unreasonably withheld; provided, however, that HSN shall be entitled to assign its rights and obligations under the Software License Agreement, without the consent of PSi, to any subsidiary or affiliated entity, to any purchaser of all or substantially all of the assets of HSN, or to any successor by merger; provided, however, that any such transferee agrees in writing to be bound by the terms and conditions of the Software License Agreement (including without limitation confidentiality obligations).

        (e) As consideration for the payments provided for under this Agreement, the Software License Agreement and the Software Development Agreement, PSi agrees that during the term of this Agreement and for a period of twelve (12) months after the termination of this Agreement, PSi will not:

                      (i) sell, lease, license, or otherwise make available a TCP Platform (as defined in the Software License Agreement) or other voice processing system which processes ingoing and outgoing telephone calls or license the Software or the Patented Technology to any entity principally engaged in the televised electronic retail sales industry as of the date of this Agreement (or any successor to the business of any such entity);

                      (ii) sell, lease, license or otherwise make available a TCP Platform or other voice processing system which processes ingoing or outgoing telephone calls to any retailer who is engaged in, or who has announced an intention to enter into, the televised electronic retail sales business; provided, if PSi has entered into substantive communications with another party with respect to such sale, lease or license prior to such announcement and PSi had no knowledge of the intent to make such announcement, PSi shall not be precluded from concluding such sale, lease or license with such party; or

                      (iii) sell, lease, license, develop, distribute, promote or otherwise make available any televised electronic retail sales computer software application, or consult with or assist any party with, the design, development or implementation of any such televised electronic retail sales computer software application.

                 (f) The provisions of this Section 7.1 shall be deemed to constitute amendments to the relevant provisions of the Software License Agreement and the Software Development Agreement (and shall survive the termination of this Agreement, but with respect to Section 7.1(e) only to the extent set forth therein).

          7.2    Limitations on the Use of Source Code.

                 Upon receipt by HSN of the Source Code, whether pursuant to the terms of this Agreement, the Source Code Escrow Agreement, or otherwise, HSN agrees that it will not use the Source Code other than for the purposes specified in Section 7.1(a) above and in the Software License Agreement; that HSN shall not obtain any ownership rights in the Source Code; and that HSN will protect the confidentiality thereof in the same manner that HSN protects its own confidential information. In the event of a breach of this Section 7.2, PSi shall be entitled to appropriate remedies, including, but not limited to, liquidated damages, injunctive relief and specific performance. In the event of a knowing and willful breach by HSN of the provisions of this Section
7.2 by HSN, PSi will be entitled to liquidated damages in the amount of $9,000,000.

                                  ARTICLE VIII

                          SOURCE CODE ESCROW AGREEMENT

           8.1    Source Code Escrow Agent.

                  Contemporaneously with the execution of this Agreement, and as a condition to the execution and delivery of this Agreement by HSN, the parties have executed and delivered the Source Code Escrow Agreement, in the form attached hereto as Exhibit D, pursuant to which PSi has delivered the current Source Code and Object Code and Documentation for the System to the Escrow Agent thereunder. The rights of HSN to receive the Source Code and Documentation pursuant to the Source Code Escrow Agreement shall be as expressly set forth in Section 2.1 of the Source Code Escrow Agreement, and it is specifically understood and agreed that such Section 2.1 does not give HSN the right to receive the Source Code from escrow if this Agreement merely terminates upon expiration of the term hereof.

          8.2    Escrow Fees.

                 The escrow fees payable under the Source Code Agreement shall be split equally by the parties.


                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

          9.1    Notice.

                 Any notice, demand, claim, or other communication required or permitted to be given under this Agreement shall be in writing and may be personally served, provided a receipt is obtained therefor, or may be sent by certified mail, return receipt requested, postage prepaid, to the parties at the following addresses (or at such other address as one party may specify by notice to the other party):

          HSN

          Original to:     Home Shopping Network, Inc.
                           11831 30th Court North
                           St. Petersburg, Florida  33716
                           Telephone Number - (813) 572-8585
                           Facsimile Number - (813) 539-6505
                           (Attn:  General Counsel)

          And a copy to:   National Call Center, Inc.
                           11831 30th Court North
                           St. Petersburg, Florida  33716
                           Telephone Number - (813) 572-8585
                           Facsimile Number - (813) 572-8941
                           (Attn:  President)

          And a copy to:   Home Shopping Network, Inc.
                           11831 30th Court North
                           St. Petersburg, Florida  33716
                           Telephone Number - (813) 572-8585
                           Facsimile Number - (813) 539-6505
                           (Attn:  Executive Vice President - MIS)

          PSi

          Original to:     Precision Systems, Inc.
                           11800 30th Court North
                           St. Petersburg, Florida  33716
                           Telephone Number - (813) 572-9300
                           Facsimile Number - (813) 573-9577
                           (Attn:  President)

          And a copy to:   Robbins, Gaynor & Bronstein, P.A.
                           150 2nd Avenue No., Suite 1700
                           St. Petersburg, Florida 33701
                           Telephone Number - (813) 895-1971
                           Facsimile Number - (813) 823-8978
                           (Attn:  David L. Robbins)

          A notice which is delivered personally shall be deemed given and received as of the date specified on the written receipt thereof. A notice mailed by certified mail as provided herein shall be deemed given and received on the third business day following the date so mailed. Notification of a change of address may be given by either party to the other as provided in this Section.

          9.2    Compliance.

          The parties shall, in the performance of this Agreement, comply with all applicable laws, regulations, orders, and decrees; obtain all required consents and approvals; make all required filings with any governmental agency, other regulatory or administrative agency, commission or similar authority and promptly provide the other party with all such information as they may reasonably request in order to be able to comply with the provisions of this Section.

          9.3    Confidential Information.

                (a) Acknowledgment of Confidentiality. Each party hereby acknowledges that it may be exposed to confidential and proprietary information of the other party including, without limitation, technical information (including functional and technical specifications, designs, drawings, analysis, research, processes, computer programs, methods, ideas, "know how" and the like), business information (sales and marketing research, materials, plans, accounting and financial information, personnel records and the like) and other information designated as confidential expressly or by the circumstances in which it is provided ("Confidential Information"). Confidential Information does not include (i) information already known or independently developed by the recipient; (ii) information in the public domain through no wrongful acts of the recipient, (iii) information received by the recipient from a third party who was free to disclose it, or (iv) information which is required to be disclosed by court order or by an order arising out of an administrative proceeding.

                 (b) Covenant Not to Disclose. With respect to the other party's Confidential Information, the recipient hereby agrees that during the Term of this Agreement and at all times thereafter it shall not use, commercialize or disclose such Confidential Information to any person or entity, except its own employees having a "need to know" (and who are themselves bound by similar nondisclosure restrictions), and to such other recipients as the other party may approve in writing (provided, however, that HSN will not be required to obtain the consent of PSi to the disclosure by HSN of the Source Code to third party vendors as necessary in order to obtain maintenance, support and enhancement services for the Software and System as contemplated in Section 7.1(a) above; provided, that all such recipients shall have first executed a confidentiality agreement in a form acceptable to the owner of such information. PSi shall be responsible for obtaining confidentiality agreements from all third party vendors who provide Maintenance and Support Services pursuant hereto. Neither party nor any recipient may alter or remove from any hardware, software, or associated documentation owned or provided by the other party and proprietary, copyright, trademark or trade secret legend. Each party shall use at least the same degree of care in safeguarding the other party's Confidential Information as it uses in safeguarding its own confidential information.

                 (c) Injunctive Relief. The parties acknowledge that violation by one party of the provisions of this Section 9.3 ("Confidential Information") would cause irreparable harm to the other party and may not adequately be compensable by monetary damages. In addition to other relief, it is agreed that injunctive relief shall be available to prevent any actual or threatened violation of such provisions.

          9.4    Proprietary Rights.

                 (a) Third Party Software. Third Party Software provided by PSi pursuant hereto shall be subject to the terms and conditions of the license agreement accompanying or otherwise applicable to such Third Party Software. PSi has provided HSN with true, correct and complete copies of all license agreements with respect to Third Party Software supplied to HSN hereunder. If PSi provides any Third Party Software after the date hereof, such license must be in the form attached as Exhibit I (Form of Third Party Software License).

                 (b) License to Custom Work Product. PSi shall own all right, title and interest to all Custom Work Product. HSN expressly acknowledges and agrees that none of the Custom Work Product shall be deemed to constitute
"work made for hire" under the Federal copyright laws (17 U.S.C. Sec 101) and, alternatively, HSN hereby irrevocably assigns all ownership or other rights it might have in Custom Work Product to PSi. HSN is hereby granted a license to use the Custom Work Product and Embedded Software strictly as an integral part of, in conjunction with, and for so long as HSN continues to use the System and HSN is not in breach under the Software License Agreement. The Custom
Work Product and Embedded Software are made available under such license in object code form, but Source Code materials and Documentation related to Custom Work Product and Embedded

Software will be placed in escrow pursuant to the terms of the Source Code Escrow Agreement.

          9.5    Recommended Spares.

                 (a) PSi recommends that HSN procure and maintain certain recommended current, nonobsolete spare parts as set forth in Exhibit F (the "Recommended Spares"), other than spare parts relating to the Lead Capture Subsystem. It is acknowledged that HSN does not have the spare parts listed on Exhibit F which relate to the Lead Capture Subsystem and will not be required to obtain those spare parts even after the Lead Capture Subsystem has been completed and is operational. In the event that HSN fails to obtain and maintain Spare Parts relating to the Lead Capture Subsystem and such failure adversely impact's PSi's ability to satisfy its Maintenance and Support Obligations hereunder, then PSi's obligation to perform will be tolled until PSi is able to obtain the replacement part (so long as PSi uses its good faith efforts to obtain such parts).

                 (b) The Spare Parts maintained in HSN's spare parts inventory are the property of HSN. In the event that PSi is required to use any of such Spare Parts in order to effect repairs to the System, PSi will be required to promptly replace such spare parts, at the sole cost and expense of PSi. If PSi fails to promptly replace such spare parts as required above, HSN shall be entitled, at its option, to replace such spare parts itself and to bill PSi directly for the cost thereof (or to offset such amount against the amount of Fees payable by HSN to PSi pursuant to Section 4.1 above).

          9.6    Amendments; Waiver.

                 (a) This Agreement may be amended if, and only if, such amendment is in writing and signed by authorized officers of both parties. No waiver shall be effective unless it is in writing and signed by the party against whom the waiver is to be effective.

                 (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof not shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

          9.7    Governing Law and Interpretation.

          This Agreement shall be governed by and construed in accordance with the laws of the United States and the State of Florida applicable to agreements made and to be performed in the State of Florida without application of its conflicts of laws provisions. The parties agree that any suit arising out of this Agreement must be brought in a court of competent jurisdiction in Pinellas County, Florida, except that if it is determined that the federal courts would have jurisdiction over such matter, then such suit must be brought in the federal courts for the Middle District of Florida located in Tampa, Florida.

          9.8    Titles and Headings.

          Titles and headings are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or intent of this Agreement.

          9.9    Counterparts.

          This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

          9.10   Severability.

          The parties hereby agree that, if any provision of this Agreement should be adjudicated to be invalid or unenforceable, such provision shall be deemed deleted herefrom with respect, and only with respect, to the operation of said provision in the particular jurisdiction in which such adjudication was made, and only to the extent of the invalidity, and any such invalidity or unenforceability in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. All other remaining provisions of this Agreement shall remain in full force and effect for the particular jurisdiction and all other jurisdictions.

          9.11   Entire Agreement; Termination of Prior Agreements.

          This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, whether or not written, with respect to the subject matter hereof, including, without limitation the Prior Agreement and the Letter Agreement between HSN and PSi dated May 28, 1993 relating to the execution of this Agreement and the Source Code Escrow Agreement (provided, however, that Paragraph 9 of such Letter Agreement shall survive the execution and delivery hereof and is incorporated herein by this reference). Notwithstanding the foregoing, this Section 9.11 is not intended to affect any agreement entered into contemporaneously with this Agreement (including, without limitation, the Source Code Escrow Agreement).

          9.12    Exhibits.

          The Exhibits attached hereto and referred to herein are incorporated and made a part of this Agreement. In the event of any conflict between the terms of this Agreement and the terms of the Exhibits, the terms of this Agreement shall prevail.

          9.13    Assignability.

          This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, no assignment of rights or delegation of duties shall be made by either party without the prior written consent of the other party, which shall not be unreasonably withheld provided, however, that HSN shall be entitled to assign its rights and obligations hereunder, without the consent of PSi, to any subsidiary or affiliated entity, to any purchaser of all or substantially all of the assets of HSN, or to any successor by merger. In the event of an assignment, the assignee must execute a written assumption agreement expressly assuming all of the obligations of HSN under this Agreement.

          9.14    Force Majeure.

          PSi shall not be liable for any delay or failure of PSi to perform its obligations under this Agreement if such delay or failure is caused by an Act of God, flood, fire, war or public enemy, natural disaster, actions or decrees of governmental bodies or other acts beyond PSi's control.

          9.15    Customer Demonstrations.

          Subject to HSN's prior consent (which shall not be unreasonably withheld) and satisfaction of HSN's requirements concerning confidentiality, PSi shall be entitled to bring customers to HSN's Principal Office in order to show them the System during the hours of 9:00am to 5:00pm, Monday through Friday. Any such customers shall be accompanied by an authorized representative of HSN and PSi and shall be subject to HSN's normal security procedures. HSN personnel will, at all times, retain control over the operations of the System and will not be required to perform any special demonstrations for any such customers of PSi. PSi shall use its best efforts to provide HSN with seven (7) days' advance notice (but in any event not less than two (2) days' advance notice) of PSi's desire to conduct such a demonstration.

          9.16    Publicity.

          PSi and its employees, agents and representatives will not, without HSN's prior written consent in each instance, use in advertising, publicity or otherwise the name of HSN or any HSN affiliate, or any officer or employee of HSN, or any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof wned by HSN or its affiliates, or represent, directly or indirectly, that any product or service by PSi has been approved or endorsed by HSN, or refer to the existence of this Agreement in press releases, advertising or materials distributed to prospective customers, beyond a statement that HSN is a customer of PSi. This paragraph shall survive termination of this Agreement.

          9.17    Independent Contractor.

          PSi, in performance of this Agreement, is acting as an independent contractor and shall have the exclusive control of the manner and means of performing the work. Personnel supplied by PSi hereunder are not HSN's employees or agents, and PSi assumes full responsibility for their acts.

          9.18    Insurance.

          PSi shall maintain adequate insurance coverage as required by Exhibit J and shall provide HSN with certificates of insurance at the request of HSN.

          9.19    Regulations Regarding Hourly Compensation.

          In the event that any employees, consultants or other representatives of PSi provide services to HSN which are subject to reimbursement by HSN (whether pursuant to the Software Development Agreement or otherwise), PSi will be required to comply with the procedures specified in Exhibit G.

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                                               HOME SHOPPING NETWORK INC.

                                               By:
                                                   ---------------------------

                                               Name:
                                                     -------------------------

                                               Title:
                                                      ------------------------

                                                PRECISION SYSTEMS, INC.

                                                By:
                                                      -------------------------

                                                Name:
                                                      -------------------------


                                                Title:
                                                      -------------------------

                                   EXHIBIT A

1.0     Definition:

        The defined System means the Total Call Processor platform ("TCP") which provides an operating environment which permits HSN to create, execute and maintain various interactive voice response applications, including, without limitation, applications which allow HSN to accept telephone calls and callers to place orders for HSN merchandise, to place orders for pay per view or other services, or to obtain information. With the addition of the Lead Capture Subsystem, the System will also permit HSN to create, execute and maintain lead capture applications. The System is comprised of the Software (including Firmware) and Hardware. The System will also include any Hardware or Software added to the System after the date hereof, including additional ports, and includes the following three subsystems:

        (a)  Tootie II Application Platform
        (b)  Services Bureau Platform (including the Lead
             Capture Platform)
        (c)  Development Platform.

2.0     Inventory for "System":

        The list of Hardware included in the System is attached hereto as Exhibit A-1. A list of all Software and Firmware included in the System is attached hereto as Exhibit A-2. A list of Third Party Hardware is attached as Exhibit A-3. A list of Third Party Software is attached as Exhibit A-4.


3.0     Additions to the System:

        Additions purchased by HSN shall become part of the System.

4.0     Specifications

        The Specifications for the System are attached to this Exhibit A.






                                     -1-